Exhibit 99.1

MIDLAND STATES BANCORP, INC. ANNOUNCES

NEXT STEP IN CEO SUCCESSION PLAN

Effingham, IL, October 19, 2018 — Midland States Bancorp, Inc. (NASDAQ: MSBI) (the “Company” or “Midland”) announced today that Leon J. Holschbach will retire from his position as Chief Executive Officer of Midland States Bancorp, Inc. on December 31, 2018.  Following his retirement from the CEO position, Mr. Holschbach will continue to serve as Vice Chairman of the Board of Directors of the Company and Midland States Bank.

Consistent with the management succession plan established by the Board of Directors, upon Mr. Holschbach’s retirement, Jeffrey G. Ludwig will assume the role of Chief Executive Officer of Midland States Bancorp in addition to his current positions as President of the Company and Chief Executive Officer of Midland States Bank.

“We are extremely grateful for the leadership that Leon has provided for more than a decade,” said John M. Schultz, Chairman of the Board of the Company.  “During his time as CEO, Midland has grown to become one of the largest community banks in Illinois and the Company created tremendous value for its shareholders in the process. The past ten years have truly been transformational for Midland, including the successful completion of 13 acquisitions and the Company’s IPO in May 2016.

“Jeff Ludwig, who together with Leon was one of the chief architects of our strategic plan, has been deeply involved in all areas of our operations and has been instrumental in driving our organic and acquisitive growth.  Jeff is a proven leader who is well suited to continue building our franchise in the years ahead,” added Mr. Schultz.

“It has been my privilege to serve as CEO of Midland,” said Mr. Holschbach.  “I’m very proud of the significant value we have delivered to our shareholders over the past ten years.  Jeff Ludwig is well prepared to lead the organization and continue implementing the strategic plan we have developed.  We have also built a very deep pool of talent to carry Midland into the future, which includes Jeff Mefford, the President of our Bank, who will continue to work side-by-side with Jeff Ludwig as he has done for more than 10 years now.”

“I am excited to lead the continued growth of Midland,” said Mr. Ludwig.  “We have executed well on our strategy to expand the Bank’s core community bank and wealth management operations.  Through the continued implementation of our fundamental operating principles, we believe we can continue to grow and provide attractive returns for our shareholders.”

Mr. Ludwig joined the Company in November 2006 as Chief Financial Officer.  He was promoted to Executive Vice President of the Company in October 2010, to President of the Bank in March 2016, and then to President of the Company and Chief Executive Officer of the Bank in March 2018. He serves on the Company’s Executive Committee, Capital Management and Mergers and Acquisitions Committee, and Asset/Liability Committee.  Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., a New York Stock Exchange-listed company in

Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a NASDAQ-listed company in San Jose, California, from 2002 to 2005; and held various positions, including Senior Manager—Audit & Advisory Services, at KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of June 30, 2018, the Company had total assets of approximately $5.7 billion and its Wealth Management Group had assets under administration of approximately $3.2 billion.  Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Special Note Concerning Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the Company’s future performance.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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CONTACTS:

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321